Exhibit 99.1

Palo Alto Networks Names AT&T’s John Donovan to Board of Directors

SANTA CLARA, Calif., September 20, 2012—Palo Alto Networks™ (NYSE: PANW), the network security company, today announced the appointment of John Donovan to its Board of Directors.

Mr. Donovan has worked at AT&T since April 2008, first as Chief Technology Officer and currently as Senior Executive Vice President – AT&T Technology and Network Operations. Before joining AT&T, Mr. Donovan was executive vice president of product, sales, marketing and operations at Verisign. He also has served as chairman and CEO of inCode Telecom Group Inc. and as a partner with Deloitte Consulting where he was the Americas industry practice director for telecom. He holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota.

“We are very pleased to have John Donovan join the Palo Alto Networks Board of Directors,” said Mark McLaughlin, chairman, CEO and president of Palo Alto Networks. “John’s extensive leadership experience will certainly prove to be an invaluable asset to the Board.”

“To be named to the Board of Palo Alto Networks is a great honor,” Donovan said. “I look forward to participating in and helping shape the long-term strategy for Palo Alto Networks and advancing its world-class, customer- and employee-centric culture.”

About Palo Alto Networks

Palo Alto Networks™ is the network security company. Its innovative platform allows enterprises, service providers, and government entities to secure their networks and safely enable the increasingly complex and rapidly growing number of applications running on their networks. The core of Palo Alto Networks’ platform is its Next-Generation Firewall, which delivers application, user, and content visibility and control integrated within the firewall through its proprietary hardware and software architecture. Palo Alto Networks’ products and services can address a broad range of network security requirements, from the data center to the network perimeter, as well as the distributed enterprise, which includes branch offices and a growing number of mobile devices. Palo Alto Networks’ products are used by more than 9,000 customers in over 100 countries. For more information, visit www.paloaltonetworks.com.

Palo Alto Networks, “The Network Security Company,” the Palo Alto Networks Logo, App-ID, GlobalProtect, and WildFire are trademarks of Palo Alto Networks, Inc. in the United States. All other trademarks, trade names or service marks used or mentioned herein belong to their respective owners.